Exhibit 10.1

NOMINATION, STANDSTILL AND SUPPORT AGREEMENT

This Nomination, Standstill and Support Agreement, dated March 14, 2016 (this “Agreement”), is by and among the entities listed on Schedule I hereto (collectively, “Twin Haven”) and Hawaiian Telcom Holdco, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Twin Haven and its Affiliates collectively Beneficially Own shares of common stock of the Company, par value $0.01 (the “Common Stock”), totaling, in the aggregate, 2,515,321 shares, or approximately 21.94%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, each of the Company and Twin Haven has determined it is in such party’s respective best interests to come to an agreement with respect to the election of members of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Certain Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b)                                 “Beneficial Ownership” (including the correlative terms “Beneficial Owner” and “Beneficially Own”) of Voting Securities means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise), and (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities.  For purposes of this Agreement, no person shall be, or be deemed to be, the “Beneficial Owner” of, or to “Beneficially Own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

(c)                                  “Change of Control” means (i) the sale of all or substantially all the assets of the Company or (ii) a transaction or series of transactions immediately following which (A) any person or “group” (within the meaning of Rule 13d-1 promulgated under the Exchange Act) shall have become the Beneficial Owner of more than 50% of the then outstanding Voting Securities of the Company or (B) a majority of the Board shall consist of individuals other than the members of the Board serving on the date hereof (together with any new Board members whose election to the Board or whose nomination for election was approved by a vote of a majority of the members of the Board, which members comprising such majority were either members of the Board on the date hereof or whose election or nomination for election was previously approved by majority of the members of the Board serving on the date hereof).

(d)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)                                  “Extraordinary Corporate Transaction” means the entry by the Company into (i) a binding merger or other agreement with respect to a Change of Control, (ii) an extraordinary dividend funded by the Company’s incurrence of a material amount of incremental indebtedness or by all or substantially all of the Company’s cash, (iii) a liquidation of all or substantially all of the assets of the Company or (iv) a reorganization of the Company under any federal or state law relating to bankruptcy or insolvency, where the TH Designee voted in his or her capacity as a director of the Company against the Board approving or entering into such merger or other agreement, extraordinary dividend, liquidation or reorganization.

(f)                                   “Net Long Position” means such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided, “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(g)                                  “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(h)                                 “SEC” means the U.S. Securities and Exchange Commission.

(i)                                     “Term” means the period beginning on the date hereof and ending at 12:01 a.m. New York time on the date three years following the date hereof; provided, however, that Twin Haven’s and the TH Designee’s obligations under Sections 3(b) and 3(c) hereof will terminate at Twin Haven’s written election in the event of:  (i) the material breach by the Company of any of the terms of this Agreement and the Company fails to cure such breach within 15 days following the receipt of written notice thereof from Twin Haven specifying such breach; (ii) an Extraordinary Corporate Transaction; (iii) the consummation of a transaction approved by the Board resulting in a Change of Control; (iv) the implementation of an amendment to the Company’s certificate of incorporation or bylaws which provides for a staggered Board, where the TH Designee voted in his or her capacity as a director of the Company against the Board approving such amendment; or (v) 30 days after the Company’s failure to nominate the TH Designee to be elected or reelected as provided in this Agreement (with such 30-day period commencing upon the Company’s receipt from the TH Designee of all applicable Nomination Documents); provided further, that the Company’s obligations under Section 2 hereof shall terminate immediately upon the termination of Twin Haven’s and the TH Designee’s obligations pursuant to the immediately foregoing proviso.

(j)                                    “Voting Securities” means the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.

2.                                      Board Representation and Board Matters.

(a)                                 The Nominating and Governance Committee of the Board (the “Nominating Committee”) will recommend to the full Board, and the Board will include in the Company’s slate of nominees for election as a director of the Company at each of the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) and 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting” and, collectively with the 2016 Annual Meeting and 2017 Annual Meeting, the “Designated Annual Meetings” and, each, a “Designated Annual Meeting”), the person identified on Schedule II hereto (the “TH Designee”).

(b)                                 The Board will (i) recommend that the stockholders of the Company vote in favor of the election of the TH Designee (along with all other Company nominees) at each Designated Annual Meeting, (ii) solicit votes for the TH Designee’s election at each Designated Annual Meeting and (iii) otherwise support the TH Designee for election at each Designated Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees for such Designated Annual Meeting.

(c)                                  If more than one vacancy in the Board shall occur prior to the 2016 Annual Meeting, the Company will use commercially reasonable efforts to cause the TH Designee to be appointed to fill one such vacancy until the 2016 Annual Meeting; provided, however, if only one such vacancy shall occur prior to the 2016 Annual Meeting, the Company will use commercially reasonable efforts to cause a second vacancy to occur prior to the 2016 Annual Meeting and will use commercially reasonable efforts to cause the TH Designee to be appointed to fill such second vacancy until the 2016 Annual Meeting.  For the avoidance of doubt, in no event shall the Company be required to call a special meeting of stockholders in order to cause the removal of a director prior to the 2016 Annual Meeting.

(d)                                 As a condition to the TH Designee’s nomination for election as a director of the Company at each Designated Annual Meeting (and, if applicable, appointment to the Board to fill a vacancy occurring prior to the 2016 Annual Meeting), Twin Haven, including the TH Designee, will promptly upon the request of the Nominating Committee from time to time and on or prior to any reasonable date specified by the Nominating Committee in such request, provide to the Company (i) such information as to Twin Haven and the TH Designee as is required to be disclosed in proxy statements under applicable law, (ii) an executed consent from the TH Designee to be named as a nominee in the Company’s proxy statement for the applicable Designated Annual

Meeting and to serve as a director if so elected, (iii) a completed and executed D&O Questionnaire by the TH Designee in the form separately provided to Twin Haven, which D&O Questionnaire shall be in the same form provided to the Company’s other nominees, and (iv) an executed irrevocable resignation by the TH Designee as director of the Company in the form attached hereto as Exhibit A (clauses (i) and (ii) collectively, the “Nomination Documents”).  The TH Designee must be reasonably acceptable to the Nominating Committee and has met, prior to the date hereof, and will meet, prior to each subsequent Designated Annual Meeting, with representatives of the Nominating Committee in accordance with the then practices of the Board and the Nominating Committee.

(e)                                  Except as set forth in Section 2(g) of this Agreement, during the Term the Board shall not take any action to remove, or cause to be removed, the TH Designee.  If, during the Term, the TH Designee resigns from the Board or is rendered unable to, or refuses to, be appointed to, or for any other reason fails to serve or is not serving on, the Board (other than by reason of Twin Haven’s failure to satisfy the Ownership Minimum), Twin Haven shall be entitled, in its discretion, to designate a replacement Board member for such TH Designee; provided, in each case such replacement satisfies each of the requirements of the TH Designee under this Agreement and is reasonably acceptable to the Nominating Committee (the “Replacement TH Designee”), and if any Replacement TH Designee is not so reasonably acceptable, Twin Haven shall be entitled to continue proposing other Replacement TH Designees until one such person is reasonably acceptable to the Nominating Committee; and provided further, such right to designate a Replacement TH Designee following the TH Designee’s resignation or removal from the Board by reason of clause (ii) of Section 2(g) of this Agreement shall be available on the first such occasion only.  The Company shall take all reasonable actions to implement the foregoing as promptly as practicable, consistent with the standards and processes followed in connection with the initial appointment or election of the TH Designee.  Any Replacement TH Designee who becomes a Board member in replacement of the TH Designee shall thereafter be deemed to be the TH Designee for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company the Nomination Documents and meet with representatives of the Nominating Committee in accordance with the then practices of the Board and the Nominating Committee.

(f)                                   Subject to applicable laws and regulations and provided Twin Haven has no financial or other interest in the subject transaction (other than (i) as a stockholder of the Company participating on a pro rata basis or (ii) if Twin Haven then holds an interest in any indebtedness issued by the Company and the Board determines, in consultation with Twin Haven and in good faith that no conflict of interest exists as a result of such interest, as a debtholder of the Company), the Board and all applicable committees and subcommittees of the Board shall take all actions necessary to ensure that, at all times during the Term while the TH Designee is serving on the Board, the TH Designee will be a member of any special committee of the Board created by the Board to oversee or consider any transaction or other strategic event that might lead to a Change of Control or other material change to the Company’s capital structure.  In the event that a good faith determination is made under clause (ii) of this paragraph (f) that a conflict of interest exists as a result of such indebtedness, then Twin Haven shall, if it elects, have 30 days to cure such conflict by disposing of its interest in the portion of such indebtedness that gives rise to such conflict, in a manner that is orderly and market-oriented and would not reasonably be expected to disrupt the market for the Company’s debt securities, following which it shall be appointed to the applicable special committee so long as it meets all of the requirements applicable to other committee members.

(g)                                  Notwithstanding the foregoing Sections 2(a) through 2(f), if at any time after the date hereof, (i) Twin Haven, together with all Affiliates of the members of Twin Haven (such Affiliates, collectively and individually, the “TH Affiliates”), ceases collectively to Beneficially Own, an aggregate Net Long Position of at least 1,719,969 shares of Common Stock (i.e., 15% of the total number of shares of Common Stock issued and outstanding on the date hereof) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) (the “Ownership Minimum”) or (ii) Twin Haven or the TH Designee materially breaches any of the terms of this Agreement and fails to cure such breach within 15 days following the receipt of written notice thereof from the Company specifying such breach (a “TH Material Breach”), then (1) Twin Haven shall cause the TH Designee to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits and (2) (x) in the case of the first TH Material Breach only, Twin Haven shall have the right on such one occasion only to designate a Replacement TH Designee in accordance with Section 2(e) of this Agreement and (y) in the event of Twin Haven’s failure to satisfy the Ownership Minimum or any TH Material Breach other than the first TH Material Breach, the Company shall have no further obligations under this Section 2.  In furtherance of clause (i) of this Section 2(g) only, the TH Designee shall, prior to his or her appointment or nomination to the Board, and Twin Haven shall cause the TH Designee to, execute an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company.  During the Term, Twin Haven shall, upon the Company’s request (which request shall be no more than once per calendar month), provide the Company with the number of shares of Common Stock owned by Twin Haven and the TH Affiliates to the extent that Twin Haven is no longer subject to Section 16 of the Exchange Act and such position differs from the ownership positions publicly reported on Twin Haven’s Schedule 13D reports and amendments thereto.  For the avoidance of doubt, nothing in this Section 2(g) shall release Twin Haven or the TH Designee from its respective obligations hereunder and nothing in this Agreement shall require the Company or the Board to nominate the TH Designee, or take any of the other actions described in Section 2(b) above, with respect to any Annual Meeting of Stockholders of the Company occurring after the 2018 Annual Meeting.

(h)                                 At all times while serving as a member of the Board, the TH Designee shall comply with all current and future laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including but not limited to the Company’s Code of Conduct for the Board of Directors, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (subject to Section 6 hereof).

3.                                      Certain Other Matters.

(a)                                 During the Term, if Twin Haven files a petition with the Public Utilities Commission of the State of Hawaii (the “PUC”), the Company will, no later than the due date for such letter established by the PUC, issue a letter in support of the PUC’s granting of permission for Twin Haven and its Affiliates to acquire up to 31.5% of the Company’s outstanding Voting Securities. Such letter of support shall be in form reasonably acceptable to Twin Haven.

(b)                                 The TH Designee shall be entitled to resign from the Board at any time in his or her discretion; provided, however, Twin Haven agrees that during the Term, unless requested in writing in advance by the Board, none of Twin Haven or any TH Affiliate shall, directly or indirectly (it being understood and agreed that the following restrictions shall not apply to the TH Designee’s participation in Board and Board committee meetings (including votes on and discussions regarding matters at such meetings) solely in such person’s capacity as a director of the Company) do any of the following:

(i)                                     acquire or seek to acquire any Voting Securities (including options, swaps, derivatives or convertibles or other similar instruments, whether real or synthetic) if, immediately after such purchase, Twin Haven and the TH Affiliates would collectively Beneficially Own or control more than 31.5% of the Voting Securities;

(ii)                                  form, join or participate in a partnership, limited partnership, syndicate, arrangement, understanding or any “group” within the meaning of Section 13(d)(3) of the Exchange Act, or otherwise act in concert with any person in respect of the Company’s securities, other than a group consisting solely of members of Twin Haven and TH Affiliates disclosed in a public filing with the SEC on or prior to the date of this Agreement;

(iii)                               solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities, become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any “solicitation” of any proxy, consent or other authority (such terms having the meanings given in Regulation 14A under the Exchange Act) to vote any shares of the Voting Securities, or encourage, advise or influence any other person with respect to the “solicitation” of any proxy or the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum with respect to the Company or its affairs;

(iv)                              call or seek to call any special meeting of Company stockholders, seek or request any list of holders of any Voting Securities or other Company securities (other than, solely for the purpose of complying with the following clause (vi), a list of holders of 3% or more of the Common Stock), present at any annual or special meeting of stockholders or through action by written consent any proposal for consideration for action by the stockholders, or otherwise seek to advise or influence any person with respect to the voting of any of the Voting Securities, or engage in any conduct intended to cause stockholders to vote contrary to the recommendation of the Board;

(v)                                 seek any change in composition of the Board (including proposing any nominee for election or removal of any director), except for the TH Designee or Replacement TH Designee;

(vi)                              sell, offer or agree to sell, directly or indirectly, any Company securities or underlying rights to any person (other than as described in the following proviso) that would knowingly (after due inquiry) result in such person and its Affiliates collectively Beneficially Owning or controlling 5% or more of the Common Stock outstanding at such time or would increase the Beneficial or other ownership interest of any person that (together with its Affiliates) already has a Beneficial or other ownership interest of 5% or more of the Common Stock; provided, the foregoing will not restrict the sale by Twin Haven of Company securities or underlying rights (A) to one person where such sale knowingly (after due inquiry) results in such one person and its Affiliates collectively Beneficially Owning or controlling up to 9.99% of the Common Stock outstanding at such time, in each case so long as such disposition would not, in the good faith judgment of Twin Haven after consultation with the Company, reasonably be likely to result in an impairment of the Company’s net operating losses under Section 382 of the Internal Revenue Code of 1986, as amended (it being understood and agreed that all sales permitted to be made during the Term under this clause (A) shall be to the same one person), or applicable state law or (B) in response to a tender offer made by a person not Affiliated with Twin Haven and which tender offer is recommended by the Board to the Company’s stockholders as set forth on a Schedule 14D-9 filed with the SEC (it being understood and agreed that Twin Haven shall have no obligation to investigate or inquire as to the shareholdings of any counterparty to any open market sales (provided, after due inquiry, Twin Haven is not aware of the identity of the counterparty to such trade at the time of the trade) or underwritten sales, and the limitation on sales provided in this paragraph shall not apply to sales to one or more underwriters as part of a bona fide underwritten public offering);

(vii)                           grant any proxy, consent or other authority to vote any Voting Securities with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or, except as set forth in Section 3(c) below, subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(viii)                        arrange or participate in any financing for the purchase by any person (other than Twin Haven and the TH Affiliates to the extent expressly permitted by this Agreement) of the Company’s securities or assets, other than the financing for a transaction that has been approved by the Board;

(ix)                              separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, make, seek to propose, or participate in making a proposal (publicly, privately or to the Company) regarding, or effect, any extraordinary corporate transaction involving the Company or its securities (including, without limitation, any merger, reorganization, recapitalization, extraordinary dividend, liquidation, tender or exchange offer or non-ordinary course sale or transfer of assets);

(x)                                 knowingly (after due inquiry) engage in any act or conduct causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, except for acquisitions of shares of Common Stock permitted under this Agreement;

(xi)                              institute, solicit, assist or join in any litigation or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), except for claims directly arising under this Agreement or the Confidentiality Agreement;

(xii)                           request that the prohibitions in this Agreement be waived or otherwise seek an amendment or modification of this Agreement in any manner that would reasonably likely require public disclosure by Twin Haven (or any TH Affiliate) or the Company; or

(xiii)                        initiate, solicit, assist, facilitate, finance, encourage or otherwise participate (publicly or privately) in any of the foregoing actions by any other person or enter into any discussions, negotiations, arrangements or understandings with any person with respect thereto.

(c)                                  Until the end of the Term, Twin Haven and the TH Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholder Meeting”) within the Term, in each case that are entitled to vote at any such Stockholder Meeting, to be present for quorum purposes and to be voted, at all such Stockholder Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholder Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business (other than with respect to an Extraordinary Corporate Transaction) that comes before any Stockholder Meeting, including with respect to each of the Designated Annual Meetings.

(d)                                 In the event that the Company amends or waives any term or provision of that certain Nomination, Standstill and Support Agreement, dated February 25, 2016 (the “BD Agreement”), by and between the Company and Black Diamond Capital Management, L.L.C. (“Black Diamond”) or enters into any new agreement or arrangement with Black Diamond, including with respect to the nature and scope of the restrictions on Black Diamond set forth in the BD Agreement, the duration of such restrictions and any exceptions to such nature, scope or duration, the Company shall provide to Twin Haven a copy of any such amendment, waiver, agreement or arrangement and, if the amendment, waiver, agreement or arrangement relates to facts and circumstances concerning Black Diamond that are substantially equivalent to facts and circumstances then concerning Twin Haven (it being understood the Company shall inform Twin Haven of the relevant facts and circumstances underlying the Company’s determination to enter into such amendment, waiver, agreement or arrangement, so as to enable Twin Haven to evaluate whether Twin Haven is then subject to substantially equivalent facts and circumstances), concurrently with or within four (4) business days thereafter, the Company shall offer to Twin Haven to enter into a substantially similar amendment, agreement or arrangement or provide a substantially similar waiver to Twin Haven; provided, that without limiting the foregoing, in no event shall the Company waive the obligations of Black Diamond set forth in Section 3(c) of the BD Agreement without obtaining the consent of Twin Haven.

4.                                      Non-Disparagement.  During the Term, Twin Haven and the Company agree not to make, or cause to be made, any statement or announcement that disparages the other party or any of its Affiliates or their respective business, operations, financial performance, or current or former officers or directors (a) in any document or report filed or furnished to the SEC or any governmental agency, (b) in any press release or publicly available format or (c) to any analyst, journalist or member of the media (including, without limitation, in a television, radio, Internet, newspaper or magazine interview).

5.                                      Public Announcements.  Subject to applicable law and the applicable rules of any stock exchange, during the Term, Twin Haven and the Company will consult with one another with respect to any public announcement or statement concerning this Agreement and the matters addressed herein.  During the Term, the Company shall have an opportunity to review in advance any Schedule 13D filing (and any amendment thereto) made by Twin Haven with respect to this Agreement or the matters addressed herein.

6.                                      Confidentiality. The Company hereby agrees that: (a) the TH Designee is permitted to and may provide confidential information to certain representatives of Twin Haven subject to and solely in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) (which Twin Haven agrees to execute and deliver to the Company simultaneously with Twin Haven’s execution and delivery of this Agreement, and to cause the TH Designee and such representatives of Twin Haven to abide by) and (b) the Company will execute and deliver the Confidentiality Agreement to Twin Haven substantially contemporaneously with execution and delivery thereof by the other signatories thereto.

7.                                      Representations and Warranties of All Parties.  Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party. The Company further represents that, other than (i) the BD Agreement and (ii) that certain Credit Agreement, dated as of February 29, 2012, among Hawaiian Telcom Communications, Inc., as borrower, the Company, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as amended by Amendment No. 1 thereto, the Company is not party to any contract, agreement or arrangement with Black Diamond, the BD Designee (as defined therein) or any Affiliate of Black Diamond or the BD Designee.

8.                                      Representations and Warranties of Twin Haven.  Twin Haven represents and warrants that, as of the date of this Agreement, (a) Twin Haven, together with all of the TH Affiliates, collectively Beneficially Own, an aggregate of 2,515,321 shares of Common Stock; (b) except for such ownership, neither Twin Haven nor any of the TH Affiliates have any other Beneficial Ownership of, any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” above; and (c) Twin Haven, collectively with the TH Affiliates, has a Net Long Position of 2,515,321 shares of Common Stock.

9.                                      Miscellaneous.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages may not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10.                               No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.                               Entire Agreement.  This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

12.                               Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing in accordance with this Section 12 by the party to receive such notice:

if to the Company:	Hawaiian Telcom Holdco, Inc.
1177 Bishop Street
Honolulu, Hawaii 96813
Facsimile: (808) 546-8992
Email: john.komeiji@hawaiiantel.com
Attention: General Counsel

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
2029 Century Park East

Los Angeles, CA 90067-3026
Facsimile: (310) 552-7053
Email : jlayne@gibsondunn.com
Attention: Jonathan Layne

if to Twin Haven:	c/o Twin Haven Capital Partners, L.L.C.
33 Riverside Avenue, 3rd Floor
Westport, CT 06880
Email: mvinci@twinhavencap.com
Attention: Mike Vinci

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Facsimile: (212) 728-9593
Email: rleaf@willkie.com
Attention: Russell L. Leaf

13.                               Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14.                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile, .PDF or other means of electronic delivery) which together shall constitute a single agreement.

15.                               Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement.  This Agreement, however, shall be binding on successors of the parties hereto.

16.                               No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

17.                               Fees and Expenses.  Neither the Company, on the one hand, nor Twin Haven, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

18.                               Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Scott K. Barber
Name:	Scott K. Barber
Title	Chief Executive Officer

TWIN HAVEN SPECIAL OPPORTUNITIES FUND III, L.P.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN SPECIAL OPPORTUNITIES PARTNERS III, L.L.C

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN SPECIAL OPPORTUNITIES FUND IV, L.P.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN SPECIAL OPPORTUNITIES PARTNERS IV, L.L.C.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN CAPITAL PARTNERS, L.L.C.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

SCHEDULE I

Twin Haven Special Opportunities Fund III, L.P.

Twin Haven Special Opportunities Partners III, L.L.C.

Twin Haven Special Opportunities Fund IV, L.P.

Twin Haven Special Opportunities Partners IV, L.L.C.

Twin Haven Capital Partners, L.L.C.

SCHEDULE II

Robert Webster

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION RE:

NOMINATION, STANDSTILL AND SUPPORT AGREEMENT

Attention: Board of Directors
Hawaiian Telcom Holdco, Inc.
1177 Bishop Street
Honolulu, Hawaii 96813

Re:                             Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 2(d) of the Nomination, Standstill and Support Agreement, dated as of March 14, 2016 (the “Agreement”), by and among Hawaiian Telcom Holdco, Inc. and Twin Haven (as defined therein).  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.  Effective immediately and automatically upon, but subject to, such time as Twin Haven, together with all of the TH Affiliates, ceases collectively to Beneficially Own an aggregate Net Long Position of at least 1,719,969 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like that occurred on or after March 14, 2016) of Common Stock outstanding (the “Ownership Trigger”), I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation shall take effect immediately upon the occurrence of the Ownership Trigger, without the need for further action by any party, and may not be withdrawn by me at any time.

Sincerely,

/s/ Robert Webster

Name: Robert Webster

EXHIBIT B

CONFIDENTIALITY AGREEMENT

[Attached]

March 14, 2016

Twin Haven Capital Partners, L.L.C.
33 Riverside Avenue, 3rd Floor
Westport, CT 06880

Ladies and Gentlemen,

This letter confirms the understanding and agreement (“Confidentiality Agreement”) between Hawaiian Telcom Holdco, Inc. (the “Company”) and each of the persons listed on Schedule A hereto (collectively, “Twin Haven”) regarding the Company’s disclosure of certain business information prior to (but not prior to March 3, 2016), on or after the date of this Confidentiality Agreement.  The parties wish to enter into this Confidentiality Agreement to protect and safeguard the confidentiality of that information.  This Confidentiality Agreement shall become effective concurrently with the execution and delivery by the parties of that certain Nomination, Standstill and Support Agreement dated as of the date hereof, between the Company and Twin Haven (the “Standstill Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Standstill Agreement.

This Confidentiality Agreement extends to all information (regardless of the manner furnished, whether oral, written, electronic, gathered by visual inspection or otherwise and whether provided prior to (but not prior to March 3, 2016), on or after the date hereof) relating to the Company or its Representatives (as defined below), their respective businesses or operations (including, without limitation, software, data, prototypes, design plans, drawings, business plans, financial information or other business and/or technical information) that is disclosed to Twin Haven or its Representatives by or on behalf of the Company or its Representatives, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, the “Confidential Information”).  References to “Representatives” in this Confidentiality Agreement shall mean, with respect to either party hereto, its Affiliates and the officers, directors, partners, members, representatives, employees, agents and advisors (including legal, accounting and financial advisors) of such party and its Affiliates but, with respect to the Company, excludes the TH Designee and any Replacement TH Designee and, with respect to Twin Haven, includes the TH Designee and any Replacement TH Designee.  Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of direct or indirect disclosure by Twin Haven or its Representatives in violation of the terms of this Confidentiality Agreement, (b) is or becomes available to Twin Haven or its Representatives on a non-confidential basis prior to its disclosure by or on behalf of the Company or its Representatives, provided that the source of such information is reasonably believed by Twin Haven not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person, (c) is or becomes available to Twin Haven or its Representatives on a non-confidential basis from another source other than the Company or its Representatives,

Exhibit B-1

provided that such source is reasonably believed by Twin Haven not to be bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person or (d) is independently developed by Twin Haven or its Representatives without reference to, incorporation of, or other use of, any Confidential Information or information from any source that is reasonably believed by Twin Haven to be bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person with respect to such information.  In the event of any dispute over the applicability of the foregoing clauses (a)-(d), Twin Haven shall have the burden of demonstrating the applicability of any such exception.  Confidential Information shall also include information regarding the history of the parties’ discussions and negotiation process (other than as disclosed by the Company in its Current Report on Form 8-K filed with the SEC announcing the Standstill Agreement) or the status of the parties’ compliance with, or any dispute under, the Standstill Agreement (other than as disclosed by the Company in a Current Report on Form 8-K or another public filing made with the SEC) (such Confidential Information, the “Status Information”).

Subject to the terms herein, Twin Haven shall, and shall cause its Representatives to, keep the Confidential Information confidential and, without the prior written consent of the Company, shall not disclose it to any person or entity other than, on a confidential basis and, subject to the TH Designee’s and any Replacement TH Designee’s fiduciary duties to the Company under applicable law, to its Representatives (a) who need to know the Confidential Information for the sole purpose of evaluating Twin Haven’s investment in the Company (keeping in mind the proscriptions contained in the following paragraph), including complying with the terms of the Standstill Agreement, (b) who are informed by Twin Haven of the confidential nature of the Confidential Information and (c) who agree to maintain the confidentiality of the Confidential Information and otherwise act in accordance with the terms of this Confidentiality Agreement as if they were a party hereto.  Twin Haven shall be responsible for any breach by its Representatives of the Confidentiality Agreement.  It is understood and agreed that no TH Designee or Replacement TH Designee shall disclose to Twin Haven or its Representatives any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure would constitute a waiver of the Company’s attorney-client privilege or attorney work product privilege, provided, however, that the TH Designee or any Replacement TH Designee shall be permitted to disclose any Legal Advice to Twin Haven’s legal counsel for the purpose of advising on such matters.  “Legal Advice” as used herein shall be limited to the legal advice provided by legal counsel and shall not include any factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

Twin Haven hereby acknowledges that the Confidential Information may include material non-public information, and Twin Haven hereby further acknowledges that it is aware, and that it will advise its Representatives who are informed as to matters which are the subject of this Agreement, that the United States securities laws may restrict persons with material non-public information about an issuer obtained directly or indirectly from that issuer from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities on the basis of such information.

Subject to Sections 5 and 6 of the Standstill Agreement, promptly after Twin Haven or any of its Representatives learns that it may or will be legally compelled to disclose Confidential

Exhibit B-2

Information (whether by interrogatories, subpoenas, civil investigative demands or similar process or if Twin Haven’s legal counsel reasonably believes that public disclosure is required in order to comply with applicable laws or regulations) or is requested to disclose Confidential Information by a governmental authority or agency pursuant to a valid and effective governmental order or subpoena, Twin Haven must notify the Company of that compulsion or request, except as otherwise prohibited by law. Twin Haven and its Representatives will reasonably cooperate with the Company to enable the Company, at the Company’s expense, to obtain a protective order or other similar relief, if applicable.  If, in the absence of a protective order or waiver, Twin Haven or any of its Representatives is legally compelled to disclose Confidential Information, Twin Haven and its Representatives will disclose only so much of the Confidential Information as, in the reasonable opinion of its legal counsel, is legally required.  In any such event, Twin Haven and its Representatives agree to use reasonable best efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.  For the avoidance of doubt, it is understood that Twin Haven and its Representatives shall not be deemed to be required by applicable laws or regulations or otherwise legally compelled to disclose any Confidential Information, including Status Information, by virtue of the fact that, absent such disclosure, (a) Twin Haven and its Affiliates would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the Company or its Common Stock or otherwise proposing or taking actions concerning the Company, or (b) Twin Haven and its Affiliates would be unable to file any proxy or other solicitation materials in compliance with Section 14(a) of the Exchange Act, or the rules promulgated thereunder.

Promptly upon the Company’s written request at any time after the date on which the TH Designee or any Replacement TH Designee is no longer a director of the Company, Twin Haven, shall, and shall cause its Representatives to either return all Confidential Information to the Company or destroy it without retaining any copies, summaries or extracts thereof and shall, upon request, send the Company a written certification of a duly authorized officer that all such information has been returned or destroyed in compliance herewith; provided, however, that, in order to comply with applicable law, rule or regulation and/or its internal compliance or record retention guidelines or practices (collectively, “Retention Requirements”), Twin Haven has the right to retain “back-up” written and electronic copies of the Confidential Information in accordance with such Retention Requirements so long as such copy is not accessed by any person other than personnel who have a bona fide need to do so for purposes of complying with applicable Retention Requirements.  Notwithstanding any such return or destruction of Confidential Information, Twin Haven and its Representatives shall remain bound by its obligations herein.

Twin Haven acknowledges that remedies at law may be inadequate to protect the Company and its Representatives against actual or threatened breach of this Confidentiality Agreement by Twin Haven or its Representatives. Without prejudice to any other rights and remedies otherwise available to the Company, Twin Haven agrees that the Company may seek specific performance or other injunctive relief in the Company’s favor.

Twin Haven acknowledges that (a) none of the Company or any of the Company’s Representatives makes or has made any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of the Company’s Representatives shall have any liability to Twin Haven or to any of its Representatives relating to or resulting from the use of the Confidential Information or any errors therein or

Exhibit B-3

omissions therefrom.  Twin Haven and its Representatives (or anyone acting on their behalf), other than the TH Designee or any Replacement TH Designee, shall not directly or indirectly initiate contact or communication concerning Confidential Information with any executive or employee of the Company other than the Chief Executive Officer, Chief Financial Officer, General Counsel, and/or such other persons previously approved in writing by the foregoing.

This Confidentiality Agreement is governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws.  EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS CONFIDENTIALITY AGREEMENT.  Each party hereto consents and agrees that the state or federal courts located in the State of Delaware shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Confidentiality Agreement.

This Confidentiality Agreement and all obligations hereunder shall terminate upon the date that is ninety (90) days following the date on which the TH Designee (including, for the avoidance of doubt, any Replacement TH Designee) no longer serves as a director of the Company.

This Confidentiality Agreement may be executed in counterparts (including via facsimile or pdf-email), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Each of the Company and Twin Haven has caused its duly authorized Representative to execute this Confidentiality Agreement on behalf of such party in the space below.

The parties agree that the confidentiality agreement entered into between the parties, dated March 3, 2016, shall have no further force and effect and is superseded by this Confidentiality Agreement, and this Confidentiality Agreement and the Standstill Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof.

Very truly yours,

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Scott K. Barber
	Name:	Scott K. Barber
	Title:	Chief Executive Officer

Exhibit B-4

Approved and Agreed to:

TWIN HAVEN SPECIAL OPPORTUNITIES FUND III, L.P.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN SPECIAL OPPORTUNITIES PARTNERS III, L.L.C

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN SPECIAL OPPORTUNITIES FUND IV, L.P.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN SPECIAL OPPORTUNITIES PARTNERS IV, L.L.C.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

TWIN HAVEN CAPITAL PARTNERS, L.L.C.

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title	Managing Member

Exhibit B-5

SCHEDULE A

Twin Haven Special Opportunities Fund III, L.P.

Twin Haven Special Opportunities Partners III, L.L.C.

Twin Haven Special Opportunities Fund IV, L.P.

Twin Haven Special Opportunities Partners IV, L.L.C.

Twin Haven Capital Partners, L.L.C.

Exhibit B-6